As Filed With The Securities and Exchange Commission on January 23, 2002


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                              ORALABS HOLDING CORP.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


       Colorado                                                  14-1623047
 ----------------------                                       -----------------
(State of incorporation                                      (I.R.S. Employer
       or organization)                                      Identification No.)

2901 South Tejon Street, Englewood, Colorado                       80110
--------------------------------------------                      --------
 (Address of principal executive offices)                        (Zip Code)

                    1997 Non-Employee Directors' Option Plan
                             ----------------------
                            (Full title of the plan)

 Douglas B. Koff, Esq., 303 East 17th Avenue, Suite 940, Denver, Colorado 80203
                      -------------------------------------
                     (Name and address of agent for service)

                                  (303)861-1166
           -----------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                    COPY TO:
                              Douglas B. Koff, Esq.
                            Koff, Corn & Berger, P.C.
                     303 East Seventeenth Avenue, Suite 940
                             Denver, Colorado 80203
                            Telephone: (303)861-1166

                                      CALCULATION OF REGISTRATION FEE
-------------------- ------------------ -------------------- --------------------- --------------------
Title of securities    Amount to be(1)    Proposed maximum     Proposed maximum        Amount of(2)
to be registered        registered        offering  price      aggregate offering    registration fee
                                          per share            price
Common Stock,
$0.001 par value         200,000             $1.17                 $234,000               $21.53
-------------------- ------------------ -------------------- --------------------- --------------------

-----------------------------
   (1)
     Pursuant to Rule 416, the additional shares of Common Stock that may become available for purchase in accordance with the provisions of the Plan in the event of certain changes in the outstanding shares of Common Stock of the Registrant, including among other things, stock dividends, stock splits, reverse stock splits, reorganizations and recapitalization, are also being resistered.

   (2)
     Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, the fee is based upon the average of the bid and asked price of the Registrant's common stock as of January 18, 2002, a date within five business days prior to the date of filing this Registration Statement.

                                     PART I

     Pursuant to the instructions to Part I of Form S-8, the prospectus to be used for OraLabs' issuance of the shares subject to the 1997 Non-Employee Directors' Option Plan is omitted from this Registration Statement.


                                     PART II

                INFORMATION REQUIRED IN THE INFORMATION STATEMENT

Item No.3.  Incorporation of Documents by Reference.
            ---------------------------------------

     This document incorporates by reference the documents listed below that OraLabs has previously filed with the Securities and Exchange Commission. They contain important information about our company and its financial condition. (The SEC File No. for OraLabs is 000-23039.)

     1. OraLabs' Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;

     2. OraLabs' Proxy Statement on Schedule 14A for its annual meeting of shareholders held May 24, 2001;

     3. OraLabs' Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     4. The description of Common Stock contained in OraLabs' filing of its Form 8-A12G/A on December 21, 2001.

     All documents subsequently filed by OraLabs pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in the documents incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item No.4.  Description of Securities.
            -------------------------

     Not applicable.

Item No.5.  Interests of Named Experts and Counsel.
            --------------------------------------

     Not applicable.

Item No.6.  Indemnification of Directors and Officers.
            -----------------------------------------

     OraLabs' Articles of Incorporation provide that OraLabs shall indemnify its directors, officers, employees and agents to the fullest extent now or hereafter permitted by Colorado law. Under such provisions, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding will be indemnified if such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of OraLabs and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     In addition, the Articles of Incorporation provide that, to the full extent now or hereafter permitted by Colorado law, OraLabs' directors will not be liable for monetary damages for breach of their fiduciary duty as directors to OraLabs and its shareholders. This provision in the Articles of Incorporation does not eliminate the directors' fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Colorado law. Each director will continue to be subject to liability for breach of his or her duty of loyalty to OraLabs and its shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to making unlawful distributions), or for any transaction from which the director derived an improper personal benefit.

Item No.7.  Exemption From Registration Claimed.
            -----------------------------------

     Not applicable.

Item No.8.  Exhibits.
            --------

     The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing by OraLabs or its predecessor under the Securities Act of 1933 or the Securities Exchange Act of 1934, as indicated in parenthesis:

     4.     Instruments Defining The Rights of Security Holders.

            4.1 Articles of Incorporation (Incorporated by reference to Exhibit C of the Definitive Information Statement filed by the Company's predecessor, SSI Capital Corp., on July 24, 1997.)

            4.2 Second Amended and Restated Bylaws (Incorporated by reference to the Company's Form 10-KSB filed for fiscal year 1998.)

            4.3 1997 Non-Employee Directors' Option Plan (Incorporated by reference to the Company's Form 10-K filed for fiscal year 1997.)

     5.     Opinion Re: Legality.

            5.1 Opinion of Koff, Corn & Berger, P.C. as to the legality of the securities being registered.

       15.    Letter On Unaudited Interim Financial Information.

              Not applicable.

       23.    Consents of Experts and Counsel.

              23.1 Consent of Koff, Corn & Berger, P.C. is contained in their Opinion filed as Exhibit 5.1.


              23.2 Consent of Ehrhardt Keefe Steiner & Hottman, P.C., Independent Certified Public Accountants for OraLabs is filed herewith.

       24.    Power of Attorney.

              None.

Item No.9.    Undertakings
              ------------

              (a)    Undertakings Relating to Rule 415 Offerings

              The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                    (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                    (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

        (b) Undertaking Relating to the Incorporation of Certain Documents by Reference.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant"s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan"s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    Filing of Registration Statement on Form S-8

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 22, 2002.




                                            ORALABS HOLDING CORP., a Colorado
                                              corporation


                                            By:  /s/  Gary H. Schlatter
                                               --------------------------------
     January 22, 2002                                 Gary H. Schlatter,
-------------------------                             President
Date

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Name                                Title                           Date
----                                -----                           ----

/s/  Gary H. Schlatter       Chief Executive Officer and       January 22, 2002
------------------------     Director                        ------------------
     Gary H. Schlatter

/s/  Allen R. Goldstone      Director                          January 22, 2002
------------------------                                     ------------------
     Allen R. Goldstone

/s/  Michael I. Friess       Director                          January 22, 2002
------------------------                                     ------------------
     Michael I. Friess

/s/  Robert C. Gust          Director                          January 22, 2002
------------------------                                     ------------------
     Robert C. Gust

/s/  Emile Jordan            Chief Financial Officer and       January 22, 2002
------------------------     Chief Operating Officer         ------------------
     Emile Jordan

                        INDEX TO EXHIBITS FILED HEREWITH


     5.   Opinion Re: Legality.

          5.1 Opinion of Koff, Corn & Berger, P.C. as to the legality of the securities being registered.

     23. Consents of Experts and Counsel.

          23.1 Consent of Koff, Corn & Berger, P.C. is contained in their opinion filed as Exhibit 5.1.

          23.2 Consent of Ehrhardt Keefe Steiner & Hottman, P.C., Independent Certified Public Accountants for OraLabs.